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                                                                    EXHIBIT 99.3

CONTACTS:         ELLEN G. RESNICK, 312/930-3435
                  MARYELLEN T. THIELEN, 312/930-3467
                  NEWS@CME.COM

                                                           FOR IMMEDIATE RELEASE

CHICAGO MERCANTILE EXCHANGE INC.
ANNOUNCES ELECTION RESULTS THAT STREAMLINED ITS BOARD
SHAREHOLDERS ALSO APPROVE PROPOSAL TO EXTEND STOCK TRANSFER RESTRICTIONS


         CHICAGO, April 18, 2001 - After its annual meeting today, Chicago Mercantile Exchange Inc. (CME) announced the results of its first Board election as a for-profit company. As a result, CME completed the first phase of a two-step process that will reduce the size of its Board from 39 to 19 members by April 2002. Other proposals passed by the requisite margins.

         A proposal to extend the period during which transfer restrictions apply to Class A shares was approved by 86.5 percent of the votes cast. The Board recommended extending the transfer restrictions in order to facilitate a possible initial public offering of shares of Class A common stock and to assist in the development of an orderly market following any public offering. The company previously announced that it anticipates that any offering would be accomplished through a firm commitment underwriting led by one or more nationally recognized investment banks, and that shares of Class A common stock would be listed on the New York Stock Exchange or Nasdaq.

         The following were elected as "at-large" directors to a two-year term by Class A and Class B shareholders:

o John W. Croghan, Partner, Rail-Splitter Fund (elected for the first time)

o        Terrence A. Duffy, President, T.D.A. Trading, Inc.

o        Daniel R. Glickman, Partner, Akin, Gump, Strauss, Hauer & Feld;
         previously, U.S. Secretary of Agriculture (elected for the first time)

o James E. Oliff, Executive Director, International Futures and Options Associates; President, FILO Corp.; President, LST Commodities, LLC; Vice Chairman, LaSalle Street Trading Group, LLC.

o John F. Sandner, President and Chief Executive Officer, RB&H Financial Services, L.P.; Chairman and Chief Executive Officer, FreeDrive.com

o Verne O. Sedlacek, President and Chief Operating Officer, John W. Henry & Co.; President, Westport Capital Management Corp. and Global Capital Management Ltd.

                                    - more -

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         The following were elected as "at-large" directors to a one-year term by Class A and Class B shareholders:

o Robert W. (Buck) Haworth, self-employed floor trader; certified public accountant

o Paul Kimball, Managing Director and Global Head of the Foreign Exchange Department, Morgan Stanley Dean Witter

o William P. Miller II, Senior Vice President and Independent Risk Oversight Officer, Commonfund Group; Director, Association for Financial Professionals; Director, Investment Risk Institute; Chairman, Executive Committee, End-Users of Derivatives Council; chartered financial analyst

o        David M. Pryde, Chairman, J.P. Morgan Futures Inc.

o        William R. Shepard, Founder and President, Shepard International, Inc.

         The following have been elected to a two-year term by Class B shareholders in their respective divisions:

o Class B-1: William G. Salatich, Jr., independent floor broker and trader

o        Class B-2: Yra G. Harris, independent floor trader

o        Class B-3: Gary M. Katler, Senior Vice President, Fimat USA

         In other action, CME shareholders ratified the appointment of Arthur Andersen LLP as auditors for 2001 and elected five members to each of two nominating committees that will select Board candidates for election by Class B shareholders next year.

         Chicago Mercantile Exchange Inc. (WWW.CME.COM) is an international marketplace that brings together buyers and sellers on its trading floors and GLOBEX(R)2 around-the-clock electronic trading system. CME offers futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign currencies and agricultural commodities. All over the world, pension funds and investment advisers, portfolio managers, corporate treasurers, commercial and investment banks, broker/dealers and individuals are among those who trade on CME as an integral part of their financial management strategy. In 2000, more than 231 million contracts with an underlying value of more than $155 trillion changed hands at CME. The exchange moves about $1 billion per day in settlement payments, manages $30 billion in collateral deposits and administers more than $1 billion of letters of credit. On November 13, 2000, CME finalized its transformation into a for-profit, shareholder-owned corporation as it became the first U.S. financial exchange to demutualize by converting its membership interests into shares of common stock that can trade separately from exchange trading privileges.

         THE STATEMENTS CONTAINED IN THIS NEWS RELEASE ARE NOT INTENDED TO BE, AND SHALL NOT CONSTITUTE, AN OFFER OF ANY SECURITIES OF CHICAGO MERCANTILE EXCHANGE INC. FOR SALE IN ANY JURISDICTION. ANY OFFER, IF AND WHEN MADE, WILL ONLY BE MADE BY WAY OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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   Annual meeting presentations are available on CME's Web site at WWW.CME.COM

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